Exhibit 99.1

QUESTAR BOARD OF DIRECTORS CONDITIONALLY APPROVES SPIN-OFF

OF EXPLORATION & PRODUCTION BUSINESS

SALT LAKE CITY — Questar Corporation (NYSE:STR) announced today that its board of directors has authorized management to proceed with a tax-free spin-off to shareholders of its natural gas and oil exploration and production (E&P) and midstream field services businesses to form an independent, publicly traded company to be named QEP Resources, Inc. Questar previously announced on April 21, 2010 that it has been considering a separation of those businesses. The transaction is subject to market conditions, successful restructuring of certain credit facilities, and final approval of certain material agreements by the boards of both companies.

After the spin-off, Questar would remain an integrated natural gas company comprised of subsidiaries Wexpro Company, Questar Pipeline Company, and Questar Gas Company. Questar’s corporate headquarters would remain in Salt Lake City. QEP Resources, Inc. (formerly Questar Market Resources) would be comprised of subsidiaries Questar Exploration & Production, Questar Gas Management, and Questar Energy Trading. Following the spin, the QEP Resources subsidiaries would be renamed QEP Energy, QEP Field Services, and QEP Marketing, respectively. QEP Resources would be headquartered in Denver, Colorado.

“This transaction is a logical step in a long-term strategy that has served all Questar stakeholders well,” said Keith O. Rattie, Questar’s Chairman, President and Chief Executive Officer. “The spin-off would create two top-tier companies. QEP Resources would be a high-growth, diversified E&P business with operations in several of the most economic natural gas plays in the U.S. Questar would be a uniquely integrated natural gas company with a track record of solid returns on capital, visible growth, and the capacity to pay and grow a competitive dividend,” added Rattie.

Questar believes the transaction could be completed within the next three months. The spin-off would be structured as a pro rata dividend of the shares of common stock of QEP Resources to Questar shareholders of record. The number of outstanding shares of Questar held by existing stockholders would not change as a result of the spin-off. Questar common stock would continue to trade on the NYSE under the symbol STR. QEP Resources has applied to have its common stock listed on the NYSE under the symbol “QEP.”

After completion of the spin-off, Keith O. Rattie, Questar’s current Chairman, President and Chief Executive Officer, would serve as chairman of the board of both companies.

Charles B. Stanley would be named President and Chief Executive Officer of QEP Resources. Richard J. Doleshek would serve as Chief Financial Officer of QEP Resources. Ronald W. Jibson would be named President and Chief Executive Officer of Questar. Martin H. Craven would be named Chief Financial Officer of Questar.

The company estimates that QEP Resources would have total debt of approximately $1.2 billion on the spin date, with no outstanding balance under its revolving credit facility. Questar would also have approximately $1.2 billion of total debt outstanding on the spin date.

The company previously disclosed on May 4, 2010 that the Internal Revenue Service has issued a private letter ruling, subject to various customary representations and assumptions, that the proposed spin-off will qualify as a tax-free transaction for U.S. federal income tax purposes.

Questar will hold its 2010 annual meeting of shareholders on May 18, 2010 at 8:00 AM Mountain Daylight Time. An audio Webcast of the meeting will be provided at www.questar.com.

About Questar Corporation

Questar Corporation is a natural gas-focused energy company with an enterprise value of about $10.5 billion. Questar subsidiaries include:

•

Questar Exploration and Production Company, a diversified natural gas and oil-

exploration and production company;

•

Questar Gas Management, a midstream field services company that gathers and processes natural gas in the Rocky Mountain region and northwest Louisiana;

•

Questar Energy Trading, which markets natural gas and oil on behalf of Questar E&P and operates a natural gas storage facility in western Wyoming;

•

Wexpro Company, which develops and produces natural gas on behalf of Questar Gas Company’s utility customers under a 1981 agreement with state regulators;

•

Questar Pipeline Company, which operates interstate natural gas pipelines and storage facilities in the western United States;

•

Questar Gas Company, a regulated natural gas distribution utility serving about 900,000 homes and businesses in Utah, Wyoming, and Idaho.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•

general economic conditions, including the performance of financial markets and interest rates;

•

changes in industry trends;

•

changes in laws or regulations; and

•

other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the web site to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

For more information, visit Questar’s website at: http://www.questar.com.

3